Exhibit 99.2

McCormick & Company, Incorporated

Conference Call Announcing First Quarter 2004 Results

March 23, 2004

JOYCE L. BROOKS

Assistant Treasurer – Financial Services

Introduction

Good morning and thank you for joining our teleconference.  Please note that today’s teleconference is being webcast and will be available for audio replay at the McCormick website www.mccormick.com.

I’m Joyce Brooks, Assistant Treasurer for McCormick, and with me are Bob Lawless, Chairman, President & CEO, Fran Contino, Executive Vice President, CFO & Supply Chain and Paul Beard, Vice President – Finance and Treasurer.

Today we will discuss McCormick’s operating results for the first quarter ending February 29th and update our outlook for 2004.  At the end of our remarks, we look forward to your questions.

Before we begin our discussion, please note that during the course of this conference call, we may make projections or other “forward-looking statements.”  Please refer to this morning’s press release for more specific information on this topic.  As indicated in the press release, the Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or other factors.

At this point, I will turn the discussion over to Bob.

ROBERT J. LAWLESS
Chairman, President & Chief Executive Officer

Financial Performance for the Quarter

Good morning to everyone participating on today’s call.  I’ll start the discussion with a review of our sales results for the first quarter.

Sales performance

As indicated in this morning’s press release there were some key factors that led to a 17.9% increase in sales for the quarter.  First, higher volumes, prices and product mix in our consumer and industrial businesses led to an increase of 7.3%.  Second, our 2003 acquisition of Zatarain’s contributed 4.7% of increase.  And third, foreign exchange rates continued to benefit the Company and during the first quarter, added another 5.9% of sales increase.

Let’s turn to the sales performance for each of our two segments, beginning with the consumer business.

Consumer sales

In the first quarter, we grew sales of our consumer business 26.6%.  Sales increased 9.7% from Zatarain’s, 7.7% from foreign exchange, and 9.2% from higher volume, pricing and product mix.

We increased consumer sales in the Americas by 32.8% during the quarter.  Zatarain’s added 16.3% of sales and foreign exchange another 1.5%.  Higher sales volume contributed a strong 13.6% with positive category growth and new product activity.  We continue to benefit in 2004 from distribution with Food Lion and Dollar General gained in 2003. Favorable pricing and product mix added another 1.4%.   Higher pricing on vanilla extract products, in response to higher cost beans, increased our sales.

We increased consumer sales in Europe 17.3% during the quarter, with foreign currency exchange adding 16.3%.  Sales were positive in the U.K. with our launch of new Schwartz brand products including flavorful and convenient “real pastes.”  In France, a weak economy led to category declines in the spice and herb category during this period.   In addition, discount retail chains are penetrating this market, offering private label and economy brands in which we do not currently participate.  To a lesser extent, sales were impacted by our withdrawal in 2003 from our small operation in Poland and lost private label business in Belgium. Consequently, sales of the Ducros brand were unchanged from the year ago quarter, despite our progress in gaining placement for new products.

In the Asia/Pacific region, first quarter sales increased 18.8%, with foreign currency exchange adding 19.0%.  Our business in Australia continued to face competitive pressure, but reported an increase with incremental volume from new Salad Solutions products and a private label product line.  In China, sales were affected by slotting allowances for new products, including Bag’n Season, that were paid in the quarter. These slotting allowances are recorded as a reduction of sales.  During 2004 we are working toward a transition to more a more strategic network of distributors for our products in China.  This initiative, combined with the SKU rationalization in 2003 will lead to improved margins and accelerated sales growth in this market.

Industrial sales

Sales are back on track following a period in the latter part of 2003 when sales did not meet expectations.   In the first quarter, we increased sales 9.7% with an increase in volume, price and product mix of 5.6% and a positive impact of 4.1% from foreign exchange.

Industrial sales in the Americas increased 5.5% in total, with a 4.4% increase in volume, price and product mix and a contribution of 1.1% from foreign exchange.   In the first quarter, strong product demand from restaurant customers continued, particularly quick service chains.

This sales increase was driven by a number of new products and our customers’ promotions of products that we flavor.   Demand for products supplied to restaurants through broadline distributors has not recovered from a difficult period in 2003, although sales to warehouse club customers increased.  Sales to food processors showed improvement over 2003 this quarter, particularly in seasonings.

Industrial sales in Europe rose 26.4% this quarter, with 14.7% added by foreign exchange.  Volume, price and product mix led to an increase of 11.7% with some significant new seasoning business.

In the Asia/Pacific region, we achieved 13.8% sales growth with 10.6% from foreign exchange.  Volume, price and product mix increased 3.2%, led by sales in Australia.  In China and other parts of Southeast Asia, our business was impacted by avian flu, as many of our seasoning and coating products are sold to the restaurant industry and chicken processors.  At this time we expect the situation to stabilize as we progress through 2004.

Sales Summary

In summary, we were pleased with our first quarter sales performance.  We’ve seen a nice recovery of sales in our industrial business and our consumer business in the Americas remains extremely robust.

Operating income and EPS

Moving below the top-line, first quarter gross profit margin increased 40 basis points to 38.7% from 38.3%.

Factors that favorably affected our gross profit margin in the first quarter included the sales growth in our branded consumer business, the addition of the Zatarain’s business, progress with supply chain initiatives and the net impact of higher pricing and cost for certain commodities.  Negatively affecting gross profit margin in the quarter were slotting fees associated with new products, lower production volume in European operations, incremental lower margin private label business, as well as the higher costs of employee benefits and other expenses.  Given first quarter results and our outlook for the year, we believe that a 50 basis point improvement in gross profit margin remains an appropriate expectation for 2004.

We increased our advertising spend for the quarter to $13.0 million from $7.7 million.  A portion of the increase relates to the incremental Zatarain’s business, as well as increases in support of new products and seasonal marketing events, primarily in the U.S.  Other selling, general and administrative expenses were generally in line with sales for the first quarter.

While joint venture income increased, the result in the first quarter of 2004 was well below that of 2 years ago.  Our joint venture in Mexico has responded to higher raw material costs with two price increases in the past 12 months.  While competition has followed these increases, the business remains under pressure, as soybean oil costs continue to increase.  Sales of our Signature Brands joint venture rebounded in the first quarter, following a difficult fourth quarter.

In summary, net income from continuing operations increased 14.0% and earnings per share from continuing operations increased 17.4%.

Balance Sheet and Cash Flow

I’ll comment next on the balance sheet at the end of the quarter and our cash flow during the quarter.

Our February 29th balance sheet shows that inventory remained high at $366 million compared to $325 million a year ago, an increase of $41 million.  Most of the factors affecting inventory levels at the end of the fiscal year also affected the quarter end balance sheet.

•      First, we added $54 million of higher cost vanilla beans mid-year in 2003 to insure an on-going supply and manage our cost for this raw material.  At the end of the first quarter, $26 million of incremental beans were still in inventory, which we expect to use by the end of 2004.

•      Second, foreign currency exchange rates increased the valuation of inventory by $19 million as compared to the year-ago measurement date.

•      And third, Zatarain’s added an incremental $7 million to inventory.

These increases were partially offset by the results of our Beyond 2000 and supply chain initiatives.  In fact, we achieved an inventory reduction of $11 million during the quarter.  We are confident that these initiatives will lead to increased levels of inventory reduction across our businesses in 2004 and beyond.

Receivables at February 29, 2004 were $325 million compared to $271 million a year ago.  Of this $54 million increase, $28 million can be attributed to foreign exchange rates.  The remaining increase in receivables was in line with our increase in sales for the first quarter.

Prepaid allowances relate primarily to our U.S. consumer business and continue to decline, ending the quarter at $86 million, compared to $114 million at February 28, 2003.

At quarter-end our debt-to-total-capital ratio was 42.2%, compared to 44.4% at November 30th and 49.9% a year ago on February 28th 2003.  We define total capital as debt, minority interest and shareholders’ equity.  We are currently tracking a bit below our target range of 45-55%.  The decrease was primarily the result of an increase in shareholders’ equity.

Net capital expenditures . . . capital expenditures, less proceeds from the sale of fixed assets . . . were $12.1 million in the first quarter of 2004 compared to $17.5 million in the year ago quarter.

Due to the nature of our business, we generate much of our cash in the fourth quarter of our fiscal year.  In the first quarter, cash from continuing operating activities, less net capital expenditures and dividend payments was an outflow of $27.3 million.  In the first quarter of 2003, this same measure was an outflow of $57.9.  Inventory and prepaid allowances were the two primary factors that contributed to the improved cash flow in 2004.

We continued to repurchase shares in the first quarter.  During the quarter, we repurchased 416 thousand shares for $12.8 million under our stock repurchase program.  At the end of the quarter, $9.6 million remained of the $250 million authorization approved by the Board in March 1999.  If there are no major acquisitions in the upcoming months, we expect to complete this program sometime during the second quarter.  Anticipating this completion, the Board approved in September 2003, an additional $300 million share repurchase authorization.   Without significant acquisition activity, we expect this new program to extend into 2006.  As in 2003, you should expect our share repurchase activity in 2004 to be heavier toward the end of the year to coincide with the higher cash flow in the fourth quarter of our fiscal year.

Business Update

I’ll conclude with some business updates and remark on our guidance for the second quarter and the year.

First, an update on our 2003 acquisitions.

We acquired Uniqsauces during the first quarter of 2003, and over the past year have made good progress integrating this business.  We are rationalizing our condiment production facilities in Europe that will lead to savings in 2005 and are developing new condiment products for our consumer business that will be initially launched in the U.K.

Zatarain’s continues to perform ahead of expectations and we are excited about the launch of new ready to serve rice mixes.  These products offer consumers heat and eat convenience and the great flavors of New Orleans.  We continue to achieve additional facings of current product offerings in markets outside of Zatarain’s Southeast “base” and have supported the brand with television and other marketing.

Turning to Beyond 2000, we have implemented the new systems and processes in several U.S. industrial plants during the first part of 2004 and have the next few lined up in the coming months.  With a lot of work and careful planning, these conversions have gone very well and we’re pleased with our progress.  Plans are well underway for the 2005 implementation of B2K in Canada and Europe.

A more recent event for the Company occurred just last week when we received notification of a class action lawsuit settlement in our favor.  This matter dates back to 1999 when a number of class action lawsuits were filed against manufacturers and sellers of a number of flavor enhancers.  The lawsuits related to the violation of antitrust laws.  McCormick, as a purchaser of such products, participated as a member of the plaintiff class.  We received notification just last Friday that we would receive a payment of approximately $11 million by the end of this month in settlement of this claim.

We are not yet certain what the net effect of this event will be to our financial results, as there are a number of matters that will need to be resolved related to this settlement.

Given our first quarter results and this recent news, let’s turn to our outlook for 2004.

2004 Guidance

With our strong first quarter results from new products, new business and acquisitions and a favorable outlook for foreign exchange, we will exceed our initial projection of 7-9%.  Our expectation for sales growth is now in the low double digits.

We believe earnings per share continues to be on track to reach $1.51 to $1.54 during 2004.  Taking a look at earnings per share by quarter, we expect 2004 to follow the pattern of many past fiscal years at McCormick . . . with a similar level of EPS from operations in the first and second quarters, followed by an increase in the third quarter and a significant amount of EPS in the fourth quarter.

For the full year, we believe that the higher sales and any positive net impact of the settlement, will afford us the opportunity to increase our investment in growth strategies, meet any business challenges and still reach our EPS goal.

To summarize, we are extremely pleased with the strong start to our year.  With these early results for 2004, we are confident that we will achieve our financial objectives for the year, and continue to build shareholder value for the future.

To everyone on the call, we thank you for your interest and would now like to discuss your questions.

Joyce Brooks:

This concludes today’s call.

In our investor conference next week, we will discuss many of today’s topics in more detail, including brand strategies, progress with new products, Beyond 2000 and supply chain initiatives, and new business opportunities.  If you cannot attend the conference, we encourage you to hear more about our prospects for growth via the webcast at www.mccormick.com

A telephone replay of today’s call is available through midnight tomorrow by dialing 877-519-4471, access code 4547447.  You can also listen to a replay on our website after 2:00 pm today.

If you have any further questions or points to discuss regarding today’s information or our upcoming conference, please contact us at 410-771-7244.